EXHIBIT 23.8
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of Galileo Holding Corporation (to be renamed General Maritime Corporation) of our report dated March 11, 2008, relating to the consolidated financial statements of Arlington Tankers Ltd. (the “Company”) and subsidiaries and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.
/s/ MSPC
Certified Public Accountants and Advisors,
A Professional Corporation
New York, New York
October 22, 2008